Exhibit 99.1

Cross Country Healthcare Names Kevin Clark as President and Chief Executive Officer

BOCA RATON, Fla.--(BUSINESS WIRE)--January 16, 2019--Cross Country Healthcare, Inc. (Nasdaq:CCRN) has announced that Kevin Clark, 58, has been named President and Chief Executive Officer, effective today. Mr. Clark will also serve as a member of the Company’s Board of Directors. He succeeds William J. Grubbs, who previously announced his intention to retire.

Mr. Clark has 30+ years of experience building and leading a number of public and private companies. He co-founded Cross Country in 1986 and served as its Chairman and CEO until 1994. In 2002, he re-entered the healthcare staffing industry to co-found Onward Healthcare, a leading travel nurse, allied health and per diem staffing company. During this period he also led Medefis, a workforce solutions platform, and Locum Leaders, a locum tenens staffing company, until all three were acquired in 2015.

In addition to his significant healthcare staffing and workforce solutions experience, Mr. Clark has built and led other innovative staffing, marketing and technology companies, such as Talivity, Pinnacor (formerly Screaming Media, Inc.) and Poppe Tyson (now a subsidiary of Digitas). While at Pinnacor, Mr. Clark led its successful IPO in 2000 and it was later sold to Dow Jones & Co. Mr. Clark earned his Bachelor Degree in Business Administration from Florida Atlantic University in 1982.

Thomas C. Dircks, Chairman of the Board of Directors, said, “We are excited to have Kevin return to Cross Country as our next President and CEO. He has been a pioneer in the healthcare staffing and workforce solutions industry, and his significant experience with technology and marketing will also serve the Company well as we continue to address the evolution of the market and increase shareholder value. It is a tremendous opportunity to have someone with such a deep understanding and familiarity of healthcare staffing and a clear vision towards the future.”

Mr. Clark said, “I am very excited to return to the company I co-founded over thirty years ago, and am appreciative of the confidence that the Board has placed in me. Having been in healthcare staffing for almost three decades, I have founded and led companies through the evolution of staffing solutions. I look forward to incorporating additional technology applications across Cross Country’s service offerings and delivering value for shareholders.”

Mr. Dircks added, “On behalf of the Board, I want to thank Bill Grubbs for his leadership and valuable contributions to Cross Country, including his leadership during the last few months.”

“I want to express my gratitude to the entire team at Cross Country. It has been an honor to serve as President and CEO during the last 6 years and I appreciate the support I received from Cross Country employees and the Board of Directors,” said Mr. Grubbs.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 70 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Chief Operating Officer
wburns@crosscountry.com